Exhibit 10.6

AMNEAL PHARMACEUTICALS, INC.
2018 INCENTIVE AWARD PLAN

PERFORMANCE Restricted Stock Unit Grant Notice

Amneal Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pursuant to its 2018 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) the target number of Performance Restricted Stock Units set forth below (the “PSUs”).  The PSUs are subject to the terms and conditions set forth in this Performance Restricted Stock Unit Grant Notice (the “Grant Notice”), the Plan, the Performance Restricted Stock Unit Agreement attached as Exhibit A (the “Agreement”) and the special provisions for Participant’s country of residence, if any, attached hereto as Exhibit B (the “Foreign Appendix”), each of which is incorporated into this Grant Notice by reference.  Unless otherwise defined herein, the terms used in this Grant Notice and the Agreement shall have the meanings ascribed to such terms in the Plan.

Participant:	[__________]
Grant Date:	[__________]
Performance Period:	March 1, 2020 through February 28, 2023
Target Number of PSUs:

[__________].  A number of PSUs greater than or less than the Target Number of PSUs may actually vest and be settled in Shares depending upon the level of attainment of the performance-vesting requirements.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, the Foreign Appendix, if applicable, and the Grant Notice.  Participant has reviewed the Agreement, the Plan, the Foreign Appendix, if applicable, and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement, the Foreign Appendix, if applicable, and the Plan.  Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice, the Foreign Appendix, if applicable, or the Agreement.

AMNEAL PHARMACEUTICALS, INC.		PARTICIPANT
By:		By:
Print Name:	[_____]	Print Name:	[_____]
Title:	[_____]

EXHIBIT A

TO PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant the target number of PSUs set forth in the Grant Notice.

ARTICLE I.
general

1.1Defined Terms.  Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,

(a)“Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).

(b)“Company Group” shall mean the Company and its Subsidiaries.

(c)“Company Group Member” shall mean each member of the Company Group.

1.2Incorporation of Terms of Plan and Foreign Appendix.  The PSUs and the shares of Common Stock (“Stock”) to be issued to Participant hereunder (“Shares”) are subject to the terms and conditions set forth in this Agreement, the Plan and the Foreign Appendix, if applicable, each of which is incorporated herein by reference.  In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.

ARTICLE II.
award of PERFORMANCE restricted stock UNITS

2.1Award of PSUs.  In consideration of Participant’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the target number of PSUs set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan, this Agreement and the Foreign Appendix, if applicable, subject to adjustments as provided in Article 12 of the Plan.  Each PSU represents the right to receive one Share or, at the option of the Company, an amount of cash as set forth in Section 2.3(b), in either case, at the times and subject to the conditions set forth herein.  However, unless and until the PSUs have vested, Participant will have no right to any payment or any Shares subject thereto.  Prior to the actual delivery of any Shares, the PSUs will represent an unsecured obligation of the Company, payable only from the general assets of the Company.

2.2Vesting of PSUs; Forfeiture.

(a)Subject to the terms of this Agreement, the PSUs will be earned at a level of up to 200% based on the Company’s achievement of the performance conditions set forth in Appendix A and will, to the extent so earned, vest in full on the last day of the Performance Period.  Any PSUs that are not earned in accordance with the performance conditions set forth in Appendix A will immediately and automatically be cancelled and forfeited without consideration as of the last day of the Performance Period.

(b)In the event Participant incurs a Termination of Service by the Company without “cause” (as such term is defined in the sole discretion of the Administrator) prior to the end of the Performance Period, the number of PSUs earned pursuant to this Agreement will be determined by the Administrator as of the Cessation Date, consistent with the provisions of Appendix A, based on actual performance through the Cessation Date (treating such date as the end of the Performance Period) and all PSUs granted hereunder which have not been earned on or prior to the Cessation Date shall be cancelled and forfeited without consideration.  Such PSUs that are deemed earned pursuant to this Section 2.2(c) will vest on the last day of the Performance Period and will be settled promptly thereafter in accordance with Section 2.3. In the event Participant incurs a Termination of Service for any other reason, subject to Section 12.2 of the Plan and except as may be otherwise provided by the Administrator or as set forth in a written agreement between Participant and the Company, Participant shall immediately forfeit any and all PSUs granted under this Agreement which have not vested or do not vest on or prior to the Cessation Date, and Participant’s rights in any such PSUs which are not so vested shall lapse and expire.

(c)Notwithstanding any provision of this Agreement to the contrary, in the event a Change in Control occurs before the end of the Performance Period, the number of PSUs earned pursuant to this Agreement will be determined by the Administrator as of the date of the Change in Control, consistent with the provisions of Appendix A, based on actual performance through the date of the Change in Control (treating such date as the end of the Performance Period).  Such PSUs that are deemed earned pursuant to this Section 2.2(c) will vest on the date of the Change in Control, subject to Participant’s continued employment or service to a Company Group Member through the date of the Change in Control, and will be settled promptly thereafter in accordance with Section 2.3.

2.3Distribution or Payment of PSUs.

(a)Participant’s PSUs shall be distributed in Shares (either in book-entry form or otherwise) or, at the option of the Company, paid in an amount of cash as set forth in Section 2.3(b), in either case, as soon as administratively practicable following the vesting of the applicable PSU pursuant to Section 2.2, and, in any event, within sixty (60) days following such vesting.  Notwithstanding the foregoing, the Company may delay a distribution or payment in settlement of PSUs if it reasonably determines that such payment or distribution will violate Federal securities laws or any other Applicable Law, provided that such distribution or payment shall be made at the earliest date at which the Company reasonably determines that the making of such distribution or payment will not cause such violation, as required by Treasury Regulation Section 1.409A-2(b)(7)(ii), and provided further that no payment or distribution shall be delayed under this Section 2.3(a) if such delay will result in a violation of Section 409A.

(b)In the event that the Company elects to make payment of Participant’s PSUs in cash, the amount of cash payable with respect to each PSU shall be equal to the Fair Market Value of a Share on the day immediately preceding the applicable distribution or payment date set forth in Section 2.3(a).  All distributions made in Shares shall be made by the Company in the form of whole Shares, and any fractional Share shall be distributed in cash in an amount equal to the value of such fractional Share determined based on the Fair Market Value as of the date immediately preceding the date of such distribution.

2.4Conditions to Issuance of Certificates.  The Company shall not be required to issue or deliver any certificate or certificates for any Shares prior to the fulfillment of all of the following conditions:  (A) the admission of the Shares to listing on all stock exchanges on which such Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, and (C) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable.

2.5Tax Withholding.  Notwithstanding any other provision of this Agreement:

(a)The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by law to be withheld with respect to any taxable event arising pursuant to this Agreement.  The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:

(i)by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;

(ii)with respect to any withholding taxes arising in connection with the distribution of the PSUs, with the consent of the Administrator, by requesting that the Company and its Subsidiaries withhold a net number of Shares otherwise issuable pursuant to the PSUs having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iii)with respect to any withholding taxes arising in connection with the distribution of the PSUs, with the consent of the Administrator, by tendering to the Company vested Shares having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes;

(iv)with respect to any withholding taxes arising in connection with the distribution of the PSUs, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the PSUs, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or

(v)in any combination of the foregoing.

(b)With respect to any withholding taxes arising in connection with the PSUs, in the event Participant fails to provide timely payment of all sums required pursuant to Section 2.5(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 2.5(a)(ii) or Section 2.5(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the PSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or any other taxable event related to the PSUs.

(c)In the event any tax withholding obligation arising in connection with the PSUs will be satisfied under Section 2.5(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable to Participant pursuant to the PSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises.  Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 2.5(c), including the transactions described in the previous sentence, as applicable.  The Company may refuse to issue any Shares in settlement of the PSUs to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 2.5(c) if such delay will result in a violation of Section 409A.

(d)Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs, regardless of any action the Company Group Member takes with respect to any tax withholding obligations that arise in connection with the PSUs.  No Company Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or payment of the PSUs or the subsequent sale of Shares.  The Company Group does not commit and is under no obligation to structure the PSUs to reduce or eliminate Participant’s tax liability.

2.6Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account).  Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

ARTICLE III.

Other provisions

3.1Administration.  The Administrator shall have the power to interpret the Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice, this Agreement and the Foreign Appendix, as applicable, as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice, this Agreement or the Foreign Appendix, as applicable.

3.2PSUs Not Transferable.  The PSUs may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the PSUs have been issued, and all restrictions applicable to such Shares have lapsed.  No PSUs or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

3.3Adjustments. The Administrator may accelerate the vesting of all or a portion of the PSUs in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the PSUs and the Shares subject to the PSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 12.2 of the Plan.

3.4Notices.  Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 3.4, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.

3.5Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

3.6Governing Law.   The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

3.7Conformity to Securities Laws.  Participant acknowledges that the Plan, the Grant Notice, this Agreement and the Foreign Appendix, as applicable, are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the PSUs are granted, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, shall be deemed amended to the extent necessary to conform to Applicable Law.

3.8Amendment, Suspension and Termination.  To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the PSUs in any material way without the prior written consent of Participant.

3.9Successors and Assigns.  The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 4.2 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

3.10Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.11Not a Contract of Employment.  Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

3.12Acknowledgment of Nature of Plan.  In accepting the PSUs, Participant acknowledges that:

(a)the award of the PSUs the Company is making under the Plan is unilateral and discretionary and will not give rise to any future obligation on the Company to make further Awards under the Plan to Participant;

(b)for labor law purposes, the PSUs are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for any Company Group Member or any affiliate thereof;

(c)Participant is voluntarily participating in the Plan;

(d)the PSUs are not intended to replace any pension rights or compensation;

(e)neither the PSUs nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with any Company Group Member or any affiliate thereof, and any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment;

(f)in consideration of the grant of the PSUs hereunder, no claim or entitlement to compensation or damages arises from termination of the PSUs, and no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from termination of Participant’s employment by any Company Group Member or any affiliate thereof (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases each Company Group Member from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim.

3.13Consent to Personal Data Processing and Transfer.  By acceptance of the PSUs, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below.  The Company Group holds certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”).  Participant is aware that providing the Company with Participant’s Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Company Group will transfer Data to third parties in the course of its or their business, including for the purpose of assisting the Company in the implementation, administration and management of the Plan. However, from time to time and without notice, the Company Group may retain additional or different third parties for any of the purposes mentioned.  The Company Group may also make Data available to public authorities where required under Applicable Law.  Such recipients may be located in the jurisdiction which Participant is based or elsewhere in the world, which Participant separately and expressly consents to, accepting that outside the jurisdiction which Participant is based, data protection laws may not be as protective as within. Participant hereby authorizes the Company Group and all such third parties to receive, possess, use, retain, process and transfer Data, in electronic or other form, in the course of the Company Group’s business, including for the purposes of implementing, administering and managing participation in the Plan, and including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of Participant to a third party to whom Participant may have elected to have payment made pursuant to the Plan.  Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local human resources representative; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by the PSUs.  Data will only be held as long as necessary to implement, administer and manage Participant’s participation in the Plan and any subsequent claims or rights.

3.14Entire Agreement.  The Plan, the Grant Notice, this Agreement and the Foreign Appendix, if applicable, constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.  [For the avoidance of doubt, absent the express written consent of the Company following the Grant Date, notwithstanding anything to the contrary in any employment, severance or similar arrangement effective prior to the Grant Date pursuant to which Participant is a party or eligible individual, no provisions of such employment, severance or similar arrangement which could be construed to apply to this Award upon or in connection with Participant’s Termination of Service (including, without limitation, any provision providing for accelerated vesting upon or in connection with Participant’s Termination of Service) shall be applicable to this Award.]1

3.15Section 409A.  This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A.  However, notwithstanding any other provision of the Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other person for failure to do so) to adopt such amendments to the Plan, the Grant Notice, this Agreement or the Foreign Appendix, if applicable, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.

3.16Agreement Severable.  In the event that any provision of the Grant Notice, this Agreement or the Foreign Appendix, if applicable, is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

3.17Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the rights of a general

[1]	Note to Draft: To insert for each Participant (except for and Boyer).

unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs.

3.18Counterparts.  The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.

3.19Broker-Assisted Sales.  In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 2.5(a)(v) or Section 2.5(c): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the Company Group Member’s withholding obligation.

Appendix A

Performance Goals

The performance measure for the PSU award is the Company’s Absolute Stock Price.  The “Absolute Stock Price,” for purposes of this Appendix A, shall mean, as of any date, the trailing average closing price per share of the Common Stock over the 60 calendar days preceding such date.

Payout Calculation

During the Performance Period, the PSUs subject to this Agreement will become earned as detailed in the following table.

Absolute Stock Price	Shares Earned as Percent of Target Number of PSUs*
$8.00	50%
$10.00	75%
$12.00	100%
$14.00	125%
$16.00	150%
$18.00	175%
$20.00	200%

*In determining the number of shares earned, straight line interpolation shall be applied for Absolute Stock Prices between $12.00 and $14.00, $14.00 and $16.00, $16.00 and $18.00, and $18.00 and $20.00

If the earned PSUs are being paid in cash, the actual payout under the Plan at the end of the Performance Period will be determined as set forth in Section 2.3.

EXHIBIT B

TO PERFORMANCE RESTRICTED STOCK UNIT GRANT NOTICE

SPECIAL PROVISIONS FOR PERFORMANCE RESTRICTED STOCK UNITS FOR PARTICIPANTS OUTSIDE THE U.S.

This Exhibit B (this “Appendix”) includes special terms and conditions applicable to Participants in the countries below.  These terms and conditions are in addition to those set forth in the Agreement and the Plan and to the extent there are any inconsistencies between these terms and conditions and those set forth in the Agreement, these terms and conditions shall prevail.

This Appendix also includes information relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan.  The information is based on the exchange control, securities and other laws in effect in the respective countries as of February 2019. Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Option is exercised or Shares acquired under the Plan are sold.

In addition, the information is general in nature and may not apply to the particular situation of Participant, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. If Participant is a citizen or resident of a country other than the one in which he or she is currently working, the information contained herein may not be applicable to Participant.

The Participant should be aware that the tax consequences in connection with the grant of the PSUs and the disposal of the resulting Shares vary from country to country and are subject to change from time to time and understand that the Participant may suffer adverse tax consequences as a result of the PSUs and the Participant’s disposal of the Shares.  By signing the Agreement the Participant acknowledges that he or she is not relying on the Company for tax advice and will seek his or her own tax advice as required.

INDIA

The following provisions shall be added as Sections 3.20 and 3.21 of the Agreement:

3.20Foreign Assets Reporting Information.  You must declare foreign bank accounts and any foreign financial assets (including Ordinary Shares subject to the PSUs held outside India) in your annual tax return.  It is your responsibility to comply with this reporting obligation and you should consult with your personal tax advisor in this regard.

3.21Exchange Control Information.  You must repatriate any proceeds from the sale of Ordinary Shares acquired under the Plan or the receipt of any dividends to India within 90 days of receipt.  You must obtain a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or your employer requests proof of repatriation.

IRELAND

The following provision shall be added as Section 3.20 of the Agreement:

3.20Director Reporting Obligation.  If Participant is a director, shadow director or secretary of the Company’s Irish parent, subsidiary or affiliate, Participant must notify the Irish parent, subsidiary or affiliate in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., PSUs, etc.), or within five (5) business days of becoming aware of the event giving rise to the notification requirement or within five (5) days of becoming a director or secretary if such an interest exists at the time.  This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

B-2

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